Exhibit 99.1

USA Truck Appoints Zachary King Vice President, Corporate Controller

April 13, 2017

USA Truck announces the appointment of Mr. Zachary King as Vice President, Corporate Controller. Mr. King is now responsible for all accounting, financial reporting, and controllership at USA Truck. He has been at USA Truck since January, 2015, and has held positions as accounting manager and assistant controller prior to this appointment, and previously held positions in public accounting and industry. Zachary is a Certified Public Accountant and holds a Bachelor’s Degree in Accounting and Master of Accounting degree.

Mr. King assumes the accounting and controllership duties of Joseph Kaiser who has left the company to pursue new opportunities.

The company has been actively seeking to fill its open CFO role and is making great progress in its search following the promotion of James D. Reed to CEO in late January.

Back to Form 8-K